Exhibit 99.3

VALENCE TECHNOLOGY ANNOUNCES PRIVATE FINANCIAL TRANSACTION

ASSIGNS PREFERRED STOCK REDEMPTION RIGHTS TO BERG & BERG ENTERPRISES

AUSTIN, Texas--(BUSINESS WIRE)--July 14, 2005--Valence Technology Inc. (Nasdaq:VLNC - NEWS), developers of Saphion(R) technology, the first commercially available, safe, phosphate-based lithium-ion battery technology, today announced that Riverview Group LLC, the private equity investment arm of Millennium Partners LP, have requested redemption of $4.3 million of series C-2 convertible preferred stock. Berg & Berg Enterprises, LLC has agreed to honor the redemption by paying the redemption price directly to Riverview Group. Berg & Berg is an affiliate of Carl E. Berg, a director and principal stockholder of Valence Technology.

Valence has assigned its right to purchase the series C-2 stock to Berg & Berg. In connection with this assignment, Berg & Berg has agreed that the series C-2 stock shall be convertible at the lower of its stated conversion price of $4.00 or the closing price of the company's common stock on the conversion date. In addition, Valence and Berg & Berg have agreed that dividends for the series C-2 will continue to accrue at their stated rate of two percent.

ABOUT VALENCE TECHNOLOGY INC.

Valence Technology is a leader in the development and commercialization of Saphion(R) technology, the industry's first commercially available, safe, large-format lithium-ion rechargeable battery technology. Valence holds an extensive, worldwide portfolio of issued and pending patents relating to its Saphion technology and lithium-ion rechargeable batteries. The company has facilities in Austin, Texas, Henderson, Nevada and Suzhou and Shanghai, China. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the internet at www.valence.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the

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effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.


Contact:
     Valence Technology, Inc., Austin
     Investor Contact:
     512-527-2921
     investor@valence.com

     or

     Lois Paul Partners, LLC, Austin
     Media Contact:
     Daphne Kent, 512-638-5305
     daphne_kent@lpp.com